Exhibit 10.2

EXECUTION COPY

SEPARATION, CONSULTING, AND RELEASE AGREEMENT

This SEPARATION, CONSULTING, AND RELEASE AGREEMENT (this “Agreement”), delivered this 12th day of June 2009, confirms the following understandings and agreements between RenaissanceRe Holdings Ltd. (the “Company”) and Fred R. Donner (“you”). All capitalized terms used, but not defined, herein shall have the meanings ascribed to them in your employment agreement with the Company dated as of July 19, 2006, as amended pursuant to Amendments 1 and 2 thereto, both dated as of December 19, 2008 (your “Employment Agreement”).

W I T N E S S E T H :

WHEREAS, you currently serve as Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, you and the Company are parties to your Employment Agreement, which sets forth the terms and conditions of your employment with the Company;

WHEREAS, you and the Company now desire to enter into a mutually satisfactory arrangement concerning, among other things, your voluntary resignation from the Company to be effective as of July 6, 2009, and the terms of your service during a post-employment consulting period, and other matters related thereto;

WHEREAS, subject to the terms and conditions contained herein, you and the Company mutually agree to embody in this Agreement the terms and conditions applicable to your separation from service with the Company; and

WHEREAS, this Agreement contains a mutual release of claims and constitutes the mutually agreeable mutual general release of claims contemplated by Section 7(i) of your Employment Agreement, and by delivery hereof, the Company hereby notifies you, and you hereby acknowledge your understanding, that your execution and non-revocation of this Agreement are required for you to receive any of the payments and benefits set forth in Section 7(e) of your Employment Agreement (other than the Accrued Obligations).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, you and the Company hereby agree as follows:

Section 1.        Opportunity for Review; Acceptance.

You shall have from the delivery date set forth above until July 3, 2009 (the “Review Period”), to review and consider this Agreement. To accept this Agreement and the terms and conditions contained herein, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to the Company prior to the expiration of the Review Period, to the attention of the Company’s General Counsel. Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution and delivery to the Company (the “Revocation Period”), during which time you may further review and consider the Agreement and revoke your acceptance of this Agreement by notifying the Company’s General Counsel in writing. To be effective, such revocation must be received no later than 5:00 p.m., Atlantic Daylight Time, on the seventh (7th) calendar day following its execution. Provided that the Agreement is executed and you have not timely revoked it, the eighth (8th) day following the date on which the Agreement is executed and delivered to the Company shall be its effective date (the “Effective Date”). In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, or your subsequent revocation of this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, the Company will have no obligations hereunder, and you shall not be entitled to any payments or benefits under your Employment Agreement that are conditioned upon the execution of a release of claims (which for purposes of clarification shall be any and all payments and benefits otherwise owing to you thereunder following the Separation Date (defined below), other than the Accrued Obligations).

Section 2.        Employment Status and Separation Payments.

(a)     Separation From Service. You hereby acknowledge your separation from service with the Company and its Affiliates (collectively, with the Company, the “Company Group”), and from any other position you held as an officer, director, committee member, or other service provider of any member of the Company Group, effective as of July 6, 2009, (the “Separation Date”), and that except as otherwise expressly set forth herein, you shall not represent yourself after the Separation Date as being an employee, officer, director, agent, or representative of the Company or any other member of the Company Group for any purpose. Except as otherwise provided in your Employment Agreement, the Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company or any other member of the Company Group.

(b)     Separation Payments. In addition to the Accrued Obligations (including your rights to indemnification pursuant to Section 11 of your Employment Agreement), which shall be provided to you pursuant to your Employment Agreement in all events regardless of whether this Agreement is executed or becomes effective, in partial consideration for your release and waiver of claims set forth in Section 4(b) below, subject to your execution and non-revocation of this Agreement, and in partial consideration of your continuing obligations to the Company as set forth in your Employment Agreement, (i) you shall be entitled to the payments and benefits described in Section 7(e) of your Employment Agreement, (ii) any Awards held by you as of the Separation Date that are stock options shall, notwithstanding any provision in any applicable plan or grant agreement to the contrary, remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term of the options, and (z) the six-month anniversary of the Separation Date, (iii) the Company shall reimburse you for reasonable repatriation costs to the United States for you, your family, and your personal belongings, and (iv) at your election, you may make use of the personal tax services made available by the Company for the preparation of your 2009 tax return, subject to the Company’s current policies. The payments and benefits described in clause (i) above will be provided to you pursuant to the applicable terms of your Employment Agreement, subject to your compliance with the terms hereof and thereof.

(c)     No Further Entitlements. You acknowledge and agree that the payments and other benefits provided to you hereunder and under your Employment Agreement in connection with your separation from service are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, arrangement, policy, plan, or procedure of the Company or any other member of the Company Group or any alleged understanding or arrangement between you and the Company or any other member of the Company Group. Further, you acknowledge and agree that the Company shall have no further obligations under the Employment Agreement other than as expressly set forth herein or therein.

(d)     Taxes. The payments referenced in Section 2(b) above shall be subject to reduction for tax and other withholding obligations as described in Section 12 of your Employment Agreement.

(e)     Notice and Cure. You and the Company hereby acknowledge that all applicable notice and cure provisions relating to your termination of employment pursuant to Section 7(e) of your Employment Agreement shall be deemed to have been timely satisfied.

(f)     Continuing Obligations. Without limiting anything herein or in your Employment Agreement, your obligations to the Company pursuant to Sections 7(j), 8, 9, 11, and 12 of your Employment Agreement shall survive the Separation Date according to their terms, as will Section 14 of your Employment Agreement. For the avoidance of doubt, all cross-references in Section 11 of your Employment Agreement to Section 12 thereof shall be deemed cross-references to Section 11 thereof.

Section 3.        Post-Termination Consulting Appointment.

(a)     Consulting Period; Consulting Services. Effective as of the Separation Date, and through September 30, 2009 (the “Consulting Period”), you shall serve as a consultant to the Company, rendering your assistance and participation, giving at all times the full benefit of your knowledge, expertise, technical skill, and ingenuity, in all matters involved in or relating to the business of the Company (the “Consulting Services”). You agree to perform the Consulting Services as and when reasonably requested by the Company from time to time, taking into account your other time commitments and obligations; provided, however, that you and the Company hereby acknowledge your collective anticipation and expectation that your time commitment to the Company in respect of providing the Consulting Services shall not exceed twenty percent (20%) of the average level of bona fide services performed by you on behalf of the Company during the thirty-six (36) month period immediately preceding the Separation Date.

(b)     Consulting Fees. In consideration for your provision of the Consulting Services, you will be entitled to aggregate consulting fees (the “Consulting Fees”) equal to One Hundred Fifty Thousand Dollars ($150,000), of which Fifty Thousand Dollars ($50,000) will be paid in substantially equal monthly installments during the Consulting Period, and of which the remaining One Hundred Thousand Dollars ($100,000) will be paid in a lump sum on the last day of the Consulting Period. As additional Consulting Fees during the Consulting Period (or such longer period of time as the Company expressly agrees), you may continue to utilize the Bermuda housing currently provided to you by the Company and you may continue to receive the tax reimbursement benefits set forth in Section 5(b)(ii) of your Employment Agreement in connection with the provision of such housing. Notwithstanding the foregoing, payment of (and your further entitlement to) the Consulting Fees shall immediately cease, and the Company shall have no further obligations to you with respect thereto, in the event that you materially breach any provision of this Agreement or the Employment Agreement.

(c)     Taxes. As an independent contractor providing the Consulting Services, you will be solely responsible for payment of all applicable taxes payable in respect of amounts payable to you under Section 3(b) above, and the Company will not withhold for taxes from any such amounts. In addition, you understand and agree that you are not eligible by virtue of your engagement as a consultant hereunder to participate in any of the employee benefit plans or programs of the Company (which participation shall have terminated as of the Separation Date, other than as expressly provided by the Employment Agreement). In the event that this consulting arrangement is reclassified as employment by any governmental agency or court, you further agree that you will not seek to participate in or benefit from any of the employee benefit plans or programs of the Company as a result of such reclassification.

Section 4.        Mutual Release and Waiver of Claims.

(a)     Definition. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

(b)     Your Release and Waiver of Claims.

(i)     For and in partial consideration of the payments and benefits described in Section 2(b) above, and for other good and valuable consideration, including the Company’s release and waiver of claims described in Section 4(c) below, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, effective as of the Separation Date, do fully and forever release, remise, and discharge the Company, and all other members of the Company Group, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, and with the Company and the Company Group, the “Company Parties”), from any and all claims whatsoever up to the date hereof that you had, may have had, or now have against any of the Company Parties, for or by reason of any matter, cause, or thing whatsoever arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any Bermuda, United States federal, state, or local law or regulation dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under any applicable Bermuda law or regulation or under the following United States statutes: the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other United States federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of an employee. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(ii)     You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(iii)     By executing this Agreement, you specifically release all claims relating to your employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(iv)     Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of your rights with respect to payment of amounts and other benefits under this Agreement or any claims that cannot be waived by law.

(c)     The Company’s Release and Waiver of Claims. For and in consideration of your continuing obligations to the Company pursuant to your Employment Agreement as well as your waiver and release of claims described in Section 4(b) above, the Company, on behalf of itself and the Company Parties, hereby releases and forever discharges you from any and all claims whatsoever up to the date hereof that it had, may have had, or now have for or by reason of any claim arising out of or attributable to your employment or the termination of your employment with the Company, or pursuant to any Bermuda, United States federal, state, or local law or regulation (excluding in all events any claims any of the Company Parties may have in the future for a breach of the Agreement or Employment Agreement or for any criminal actions).

Section 5.        No Suit.

Each of you and the Company represents and warrants that you and it, respectively, have not previously filed, and to the maximum extent permitted by law agree not to file, a claim against the other party (which, for purposes of this Section 5, includes the Company Parties), respectively, regarding any of the claims respectively released herein. If, notwithstanding this representation and warranty, either you or the Company has filed or files such a claim, the filing party agrees to cause such claim to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such claim, including without limitation the attorneys’ fees and expenses of any of the parties against whom such a claim has been filed.

Section 6.        Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a)     Are able to read the language, and understand the meaning and effect, of this Agreement;

(b)     Have no physical or mental impairment of any kind that has interfered with your ability to read or understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;

(c)     Are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide you the payments and benefits described in Section 7(e) of your Employment Agreement (other than the Accrued Obligations) and because of the Company’s agreement to waive and release you from claims as set forth in Section 4(c) above, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had that are released hereunder, and because of your execution of this Agreement;

(d)     Acknowledge that but for your execution of this Agreement, you would not be entitled to the payments or benefits described in Section 7(e) of the Employment Agreement (other than the Accrued Obligations) or the Company’s waiver and release of claims described in Section 4(c) above;

(e)     Understand that, by entering into this Agreement, you do not waive rights or claims under the ADEA that may arise after the date you execute this Agreement;

(f)     Had or could have had the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(i)     Have or had the entire Revocation Period in which to revoke your execution of this Agreement, and that if you did or do not revoke such execution prior to the Effective Date, you have knowingly and voluntarily agreed to this Agreement’s becoming effective;

(g)     Were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(h)     Have signed this Agreement knowingly and voluntarily.

Section 7.        No Re-Employment.

You hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group. You affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Section 8.        Successors and Assigns.

The provisions hereof shall, with respect to you, inure to the benefit of your heirs, executors, administrators, legal personal representatives, and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives, and assigns, and with respect to the Company Parties, inure to the benefit of and be enforceable by, and may be assigned by the Company Parties to, any purchaser of all or substantially all of their respective business or assets or any successor to the Company Parties (whether direct or indirect, by purchase, merger, consolidation, or otherwise), and where applicable, their heirs, executors, administrators, legal personal representatives, and assigns.

Section 9.        Severability.

If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

Section 10.        Non-Disparagement.

You agree that you will make no disparaging or defamatory comments regarding any of the Company Parties in any respect or make any comments concerning any aspect of your relationship with any of the Company Parties or the conduct or events that precipitated your termination of employment from any member of the Company Group. Similarly, the Company shall instruct its executive officers to refrain from making any disparaging or defamatory comments regarding you in any respect or making any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events that precipitated your termination of employment from any member of the Company Group (it being understood that the foregoing shall not prevent any representative of the Company Group from verifying your employment to any potential subsequent employer). The obligations of you and the Company under this Section 10 shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

Section 11.        Non-Admission.

Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any Company Party.

Section 12.        Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding your separation from service. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 13.        Governing Law; Jurisdiction.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH BERMUDA LAW (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT COUNTRY. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

*        *        *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

RENAISSANCERE HOLDINGS LTD.

By:	/s/ Neill A. Currie
Name: Neill A. Currie Title: Chief Executive Officer

/s/ Fred R. Donner
Fred R. Donner Dated: June 12, 2009

[Signature Page to Donner Separation, Consulting, and Release Agreement]